                                                      Rule No. 424(b)(3)
                                                      Registration No.: 33-65135

PROSPECTUS

                                    [LOGO]

                           MERRILL LYNCH & CO., INC.

                               MEDIUM-TERM NOTES

  Merrill Lynch & Co., Inc. (the "Company") has issued Medium-Term Notes with original maturities from and exceeding 9 months from date of issue (the "Notes") pursuant to an indenture, dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank (National Association) (successor to Manufacturers Hanover Trust Company). The Notes bear interest at fixed or variable rates, or were sold at a discount and do not bear interest. The descriptions of the interest rates on Fixed Rate Notes, the method of determining the interest rates on Floating Rate Notes, the issue prices of Zero Coupon Notes, the currencies (if other than U.S. dollars) in which Notes were denominated and the dates of maturity and other terms related to specific issues of Notes are set forth in Pricing Supplements relating to each such issue of Notes that were previously filed by the Company with the Securities and Exchange Commission pursuant to regulations promulgated under the Securities Act of 1933. Such Pricing Supplements are hereby incorporated by reference into this Prospectus and are available at the reference facilities maintained by the Securities and Exchange Commission specified in the section entitled "Available Information" contained in this Prospectus. The Notes had original maturities from and exceeding 9 months from their respective dates of original issue. The Notes were issued in the form of a certificate issued in definitive form.

  Floating Rate Notes and Zero Coupon Notes were issued in denominations of $25,000 or any amount in excess thereof which is an integral multiple of $1,000. Fixed Rate Notes were issued in denominations of $1,000 or any integral multiple in excess thereof.

  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on each May 15 and November 15 and at maturity or, if applicable, upon redemption or optional repayment. The interest rate on Floating Rate Notes will be determined by reference to a specified interest rate formula, and may be adjusted by a "Spread" or "Spread Multiplier", as defined herein. Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity or, if applicable, upon redemption or optional repayment. On and after the Redemption Date, if any, set forth in the applicable Pricing Supplement, a Note will be subject to redemption by the Company, in whole or in part, at 100% of the principal amount to be redeemed, together with interest to the date of redemption. On any Optional Repayment Date set forth in the applicable Pricing Supplement, a Note will be subject to repayment at the option of the Holder, in whole or in part, at 100% of the principal amount to be repaid, together with interest to the date of repayment. (See "Description of Notes" in this Prospectus.)

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON  THE
       ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS  OR  ANY  SUPPLEMENT
         HERETO.  ANY REPRESENTATION  TO THE  CONTRARY IS  A CRIMINAL
           OFFENSE.

                               ----------------

  This Prospectus has been prepared in connection with the Notes and is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of the Company, in connection with offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in such transactions. Sales will be made at prices related to prevailing prices at the time of sale. The distribution of the Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                               ----------------

                              MERRILL LYNCH & CO.

                               ----------------

               The date of this Prospectus is February 22, 1996.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 30, 1994, Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995, and Quarterly Report on Form 10-Q for the period ended September 29, 1995, as amended by Form 10-Q/A (Amendment No. 1), and Current Reports on Form 8-K dated January 12, 1995, January 23, 1995, February 8, 1995, February 9, 1995, March 3, 1995, March 9, 1995, April 18, 1995, May 2, 1995, May 23,
1995, July 18, 1995, July 21, 1995, August 1, 1995, August 2, 1995, September
19, 1995, October 17, 1995, November 2, 1995, November 27, 1995, January 17,
1996, January 22, 1996, and February 7, 1996 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the maturity of the Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           MERRILL LYNCH & CO., INC.

  Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and by Federal agencies or instrumentalities. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products, Inc., and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. Merrill Lynch Asset Management, L.P., with its related affiliates, is one of the largest mutual fund managers in the world and provides investment advisory services. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.

  The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

RATIO OF EARNINGS TO FIXED CHARGES

                                           YEAR ENDED LAST FRIDAY   NINE MONTHS
                                                IN DECEMBER            ENDED
                                          ------------------------ SEPTEMBER 29,
                                          1990 1991 1992 1993 1994     1995
                                          ---- ---- ---- ---- ---- -------------
Ratio of earnings to fixed charges....... 1.1  1.2  1.3  1.4  1.2       1.2

  For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                              DESCRIPTION OF NOTES

GENERAL


  "Pricing Supplement", as used herein, means a prospectus supplement relating to an individual issue of the Notes, as filed with the Securities and Exchange Commission. Such Pricing Supplements are hereby incorporated by reference into this Prospectus and are available at the reference facilities maintained by the Securities and Exchange Commission specified in the section entitled "Available Information" in this Prospectus.

  The terms and conditions set forth below apply to each Note unless otherwise specified in the applicable Pricing Supplement.

  Except as provided in the applicable Pricing Supplement, the Notes are denominated in U.S. dollars. If provided in the applicable Pricing Supplement, Notes may be denominated in a foreign currency or in units of two or more currencies ("Multi-Currency Notes").

  Except as provided in the applicable Pricing Supplement, (i) the Notes were issued only in fully registered form without coupons, (ii) Floating Rate Notes and Zero Coupon Notes were issued in denominations of $25,000 or any amount in excess thereof which is an integral multiple of $1,000, and (iii) Fixed Rate Notes were issued in denominations of $1,000 or any integral multiple in excess thereof.

  Unless otherwise specified in the applicable Pricing Supplement, principal and interest, if any, will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the office of the Trustee in The City of New York designated for such purpose, provided that payment of interest, other than interest payable at maturity (or on any date of redemption or repayment), may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Security Register. The principal and interest payable at maturity or the date of redemption or repayment on each Note will be paid upon maturity, redemption or repayment, as the case may be, in immediately available funds against presentation of the Note at the office of the Trustee maintained for such purpose.

  Notwithstanding the above, however, payment of interest on a Note which bears interest at a floating rate (a "Floating Rate Note") at maturity or earlier redemption or repayment may be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Senior Debt Trustee from the Holder thereof not less than one Business Day prior to the due date of such principal payment and (ii) presentation of such Note at the Corporate Trust Office of the Senior Debt Trustee in the Borough of Manhattan, The City of New York (the "Corporate Trust Office"), or at such other place as the Company may designate. A Holder of not less than $1,000,000 aggregate principal amount of Floating Rate Notes may by written notice to the Senior Debt Trustee at the Corporate Trust Office (or at such other address as the Company will give notice in writing) not less than 15 days prior to an Interest Payment Date, arrange to have the interest payable on all Notes held by such Holder on such Interest Payment Date, and all subsequent Interest Payment Dates until written notice to the contrary is given to the Senior Debt Trustee, made by wire transfer of immediately available funds to a designated account maintained in the United States.

  Except as provided in the applicable Pricing Supplement, "Business Day" means any day that is not a Saturday or Sunday and that, in The City of New York, is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or regulation to close.

REPAYMENT AT OPTION OF HOLDER

  If so indicated in an applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. Any repayment in part will be in increments of $1,000 provided that any remaining principal amount of such Note will be an authorized denomination of such Note. The repurchase price for any Note so repurchased will be 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment.

  Notwithstanding anything to the contrary herein, if repayable at the option of the Holder, a Note shall be repayable only on an Interest Payment Date, and if any Optional Repayment Date specified with respect to a Note would not be an Interest Payment Date (whether because such date is not a Business Day or otherwise), such Optional Repayment Date shall (instead of being the date so specified) be the Interest Payment Date nearest such specified Optional Repayment Date (whether such Interest Payment Date shall precede or succeed such specified Optional Repayment Date), or, in the event that an equal number of days shall separate a specified Optional Repayment Date and the preceding Interest Payment Date, on the one hand, and the succeeding Interest Payment Date, on the other hand, such Optional Repayment Date shall be the succeeding Interest Payment Date.

  In order for a Note which is by its terms repayable at the option of the Holder to be repaid, prior to maturity, the Company must receive at the Corporate Trust Office of the Senior Debt Trustee (or at such other address of which the Company will from time to time notify the Holder thereof) during the period from and including the 20th Business Day preceding the applicable Optional Repayment Date up to and including the close of business on the 16th Business Day preceding the applicable Optional Repayment Date: (i) such Note with the information under the caption "Option to Elect Repayment" duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America dated no later than the 16th Business Day preceding the applicable Optional Repayment Date and setting forth the name of the Holder of such Note, the principal amount of such Note, the amount of such Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that such Note (with the information required under the caption "Option to Elect Repayment" duly completed) will be received at the above-mentioned office of the Senior Debt Trustee, not later than the 5th Business Day after the date of such telegram, telex, facsimile transmission or letter and Note, duly completed, is received at such office of the Trustee by such 5th Business Day. Effective exercise of the repayment option by the Holder of a Note will be irrevocable. No transfer or exchange of a Note (or, in the event that a Note is to be repaid in part, such portion of such Note to be repaid) will be permitted after exercise of the repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final, binding and non-appealable. The Company has the right to offer for resale any Note acquired by it pursuant to the foregoing arrangements. Accordingly, the indebtedness evidenced by any Note so repurchased by the Company may not be satisfied by such repurchase.

REDEMPTION AT OPTION OF THE COMPANY

  The Notes do not have a sinking fund but are redeemable at the option of the Company only if a Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in an applicable Pricing Supplement, such Notes will be subject to redemption by the Company on and after their respective Redemption Dates specified in such Pricing Supplement. On and after the Redemption Date, if any, the related Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be an authorized denomination of such Note) at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption in the case of Fixed Rate Notes, or on notice given not more than 30 nor less than 15 days prior to the date of redemption in the case of Floating Rate Notes. Notwithstanding the above, however, Floating Rate Notes, if redeemable at the option of the Company, will be redeemable only on Interest Payment Dates occurring on or after the applicable Redemption Dates.

INTEREST RATE

  Each Floating Rate Note and Note which bears interest at a fixed rate (a "Fixed Rate Note") will bear interest at the rate per annum, or pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity or, if applicable, upon redemption or repayment. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at maturity or, if applicable, upon redemption or repayment will be payable to the person to whom principal shall be payable. Except as provided in the applicable Pricing Supplement, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the calculation agent (the "Calculation Agent") with respect to Floating Rate Notes.

  Each Floating Rate Note will bear interest at rates determined by reference to an interest rate formula, which may be adjusted by a Spread or Spread Multiplier (each as defined below), unless otherwise specified therein. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate at which interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate at which interest which may accrue during any interest period. The applicable Pricing Supplement relating to Fixed Rate Notes or Floating Rate Notes will designate either a fixed rate of interest per annum payable on the applicable Note, in which case such Note will be a Fixed Rate Note, or one of the following Base Rates, as applicable to the relevant Floating Rate Note: (a) the Commercial Paper Index Rate, in which case such Note will be a Commercial Paper Index Rate Note, (b) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (c) the Prime Rate, in which case such Note will be a Prime Rate Note, (d) the Treasury Index Rate, in which case such Note will be a Treasury Index Rate Note, (e) LIBOR, in which case such Note will be a LIBOR Note, or (f) such other interest rate formula as is set forth in such Pricing Supplement. Except as specified in the applicable Pricing Supplement, Floating Rate Notes will have daily, weekly, monthly, quarterly, semiannual or annual resets of the rate of interest.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest at the rate per annum stated on the face thereof until the principal thereof is paid or made available for payment. Except as provided in the applicable Pricing Supplement, interest will be payable semi-annually on May 15 and November 15 of each year and at maturity (or on the date of redemption or repayment, if a Fixed Rate Note is redeemed by the Company or repaid at the Holder's option prior to maturity). Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable to the person in whose name a Fixed Rate Note is registered at the close of business on the May 1 or November 1 Regular Record Date next preceding the May 15 or November 15 Interest Payment Date. Interest rates are subject to change by the Company from time to time, but no such change will affect any Fixed Rate Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

  Any payment of principal or interest required to be made on an Interest Payment Date, at maturity or earlier redemption or repayment of a Fixed Rate Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, maturity date or date of redemption or repayment, as the case may be, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, maturity date or date of redemption or repayment.

FLOATING RATE NOTES

  The applicable Pricing Supplement specifies the base rate or other interest rate formula and the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement specifies for each Floating Rate Note the following terms, if applicable: the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, Interest Reset Dates, Optional Repayment Dates, Redemption Date and any other variable term applicable to such Note.

  The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula (i) plus or minus the Spread, if any, or
(ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. The "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. "Regular Record Date" with respect to Floating Rate Notes means the 15th day (whether or not a Business Day) prior to the applicable Interest Payment Date. The "Calculation

Date", if applicable, with respect to any Interest Determination Date (as specified with respect to each Base Rate) will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day prior to the Interest Payment Date on which such accrued interest will be payable.

  Except as otherwise provided herein with respect to LIBOR Notes or in the applicable Pricing Supplement, if any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day.

  Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. The rate of interest on a Floating Rate Note will be reset each Interest Reset Date applicable to such Note; provided, however, that except in the case of Floating Rate Notes which reset daily, the interest rate in effect for the ten days immediately prior to maturity, redemption or repayment, as the case may be, will be that in effect on the tenth day preceding such maturity, redemption or repayment, as the case may be. Except as otherwise provided herein or in the applicable Pricing Supplement, the rate of interest determined on an Interest Reset Date with respect to a Floating Rate Note will be applicable on and after such Interest Reset Date to, but not including, the next succeeding Interest Reset Date, or until the date of maturity or date of redemption or repayment, as the case may be.

  If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day. If the maturity date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date (or the date of redemption or repayment).

  Except as provided in the applicable Pricing Supplement, interest payments on Floating Rate Notes shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid to, but excluding, the Interest Payment Date. With respect to a Floating Rate Note, accrued interest from the last date to which interest has been paid is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors, calculated for each day, from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Index Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Index Rate Notes.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one- millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Floating Rate Note.

COMMERCIAL PAPER INDEX RATE NOTES

  Commercial Paper Index Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Index Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Index Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Index Rate Note, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Commercial Paper". In the event that such rate is not published by 9:00 A.M. New York City time on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Index Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having such Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Index Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA" or the equivalent from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Index Rate will be the Commercial Paper Index Rate in effect on such Interest Determination Date.

  "Money Market Yield" shall be the yield (expressed as a percentage) calculated in accordance with the following formula:

                                            D X 360
                     Money Market Yield = ----------  X 100
                                          360-(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   The Interest Determination Date pertaining to an Interest Reset Date on a Commercial Paper Index Rate Note will be the Business Day prior to such Interest Reset Date.

FEDERAL FUNDS RATE NOTES

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread, or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on such Interest Determination Date for Federal Funds as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)") or any successor publication under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the interest rate on such Interest Determination Date as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 9:00 A.M. on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be the rate on such Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)"; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 9:00 A.M. on the Calculation Date, the Federal Funds Rate will be the last Federal Funds Rate in effect prior to such Interest Determination Date.

  The rate of interest on a Federal Funds Rate Note will be reset each Interest Reset Date applicable to such Note. Unless otherwise specified in the applicable Pricing Supplement, with respect to Federal Funds Rate Notes, each Business Day will be an Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date on a Federal Funds Rate Note will be the Business Day prior to such Interest Reset Date.

PRIME RATE NOTES

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread, or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent. If fewer than three quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates quoted in The City of New York on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, and unaffiliated with the Company, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent; provided, however, that if the substitute banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date relating to a Prime Rate Note.

  The Interest Determination Date pertaining to an Interest Reset Date on a Prime Rate Note will be the Business Day prior to such Interest Reset Date.

LIBOR NOTES

  LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Determination Date relating to a LIBOR Note will equal the arithmetic mean (as determined by the Calculation Agent) of the offered rates which appear as of 11:00 A.M., London time, on the Reuters Screen LIBO Page on the Reuter Monitor Money Rates Service for deposits (in United States dollars for the period of the Index Maturity specified in the applicable Pricing Supplement) commencing on the second day on which dealings in deposits in United States dollars are transacted in the London interbank market (a "London Banking Day") immediately following such Interest Determination Date; provided, however, that if fewer than two such quotations appear, the Calculation Agent shall request the principal London office of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with a quotation of their offered rates at approximately 11:00 A.M., London time, on such Interest Determination Date for deposits (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time) commencing on the second London Banking Day immediately following such Interest Determination Date. If at least two such quotations are provided, LIBOR for such Interest Determination Date will equal the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will equal the arithmetic mean of the rates quoted by three major banks in The City of New York, as selected by the Calculation Agent, at approximately 11:00 A.M., New York

City time, on such Interest Determination Date for loans to leading European banks (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time) commencing on the second London Banking Day following such Interest Determination Date; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR for such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

  The Interest Determination Date pertaining to an Interest Reset Date on a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date.

TREASURY INDEX RATE NOTES

  Treasury Index Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Index Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

  Unless otherwise indicated in the Pricing Supplement, "Treasury Index Rate" means, with respect to any Interest Determination Date relating to a Treasury Index Rate Note, the per annum discount rate for direct obligations of the United States with a maturity of thirteen weeks ("91-day Treasury bills"), expressed as a bond equivalent on the basis of a year of 365 or 366 days, at the 91-day Treasury bill auction occurring on such Interest Determination Date as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, under the heading "Treasury bills--auction average (investment)" or (if not so published by 9:00 A.M. New York City time on the Calculation
Date) as reported by the United States Department of the Treasury. Such Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

  The day of each such auction of 91-day Treasury bills, unless otherwise specified in the Pricing Supplement, will be an Interest Determination Date (provided that the results of such auction are so published or reported), and each Business Day following such an Interest Determination Date will be a Treasury Index Rate Note Interest Reset Date. The rate of interest applicable to Treasury Index Rate Notes will therefore not be reset during any period in which such auctions are not held or the results of such auctions are not so published or reported.

ZERO COUPON NOTES

  Notes which do not bear interest ("Zero Coupon Notes") were initially offered at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of Original Issue Discount (as defined below), in the period during which a Zero Coupon Note remains outstanding, will be on a semiannual bond equivalent basis using a year composed of twelve 30-day months. Upon maturity, Original Issue Discount will cease to accrue on a Zero Coupon Note.

  Limitation of Claims in Bankruptcy: If a bankruptcy proceeding is commenced in respect of the Company, the claim of the Holder of a Zero Coupon Note with respect to the principal amount thereof may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of the Zero Coupon Note plus that portion of the Original Issue Discount that is amortized from the date of issue to the commencement of the proceeding.


                                  OTHER TERMS

GENERAL

  The Notes are a series of Securities issued under an Indenture (the "Senior Indenture"), (all such series being herein referred to as "Senior Debt Securities") dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank, (National Association) (successor to Manufacturers

Hanover Trust Company), as trustee (the "Trustee"). A copy of the Senior Indenture is filed as an exhibit to the registration statements relating to the Securities. The following summaries of certain provisions of the Senior Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Senior Indenture, including the definition therein of certain terms.

  The Senior Indenture provides that series of Senior Debt Securities may from time to time be issued thereunder, without limitation as to aggregate principal amount, in one or more series and upon such terms as the Company may establish pursuant to the provisions thereof.

  The Senior Indenture provides that the Senior Indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

  The Senior Indenture provides that the Company may issue Senior Debt Securities with terms different from those of Senior Debt Securities previously issued, and "reopen" a previously issued series of Senior Debt Securities and issue additional Senior Debt Securities of such series.

  The Senior Debt Securities are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of Senior Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

  The Senior Indenture provides that the Company may not, and may not permit any Subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Indenture) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of the incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding Senior Debt Securities will be secured equally and ratably with such secured indebtedness.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

  The Senior Indenture provides that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Senior Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which owned directly or indirectly by the Company). In addition, the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

  The Senior Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the principal of (and premium, if any) and interest on the Senior Debt Securities and the performance and observance of all of the covenants and conditions of the Senior Indenture to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Senior Indenture.

MODIFICATION AND WAIVER

  Modification and amendment of the Senior Indenture may be effected by the Company and the Trustee with the consent of the Holders of at least 66 2/3% in principal amount of the outstanding Senior Debt Securities of each series issued pursuant to such indenture and affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts payable on, any Senior Debt Security or any premium payable on the redemption thereof, or change the Redemption Price; (b) reduce the principal amount of, or the interest or Additional Amounts payable on, any Senior Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any Senior Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security; (e) reduce the percentage in principal amount of the Outstanding Senior Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Senior Debt Securities necessary to waive any past default to less than a majority. No modification or amendment of any subordinated indenture or any subsequent indenture for subordinated debt securities may adversely affect the rights of any holder of Senior Indebtedness without the consent of such Holder. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Senior Debt Securities of any series may, with respect to such series, waive past defaults under the Senior Indenture and waive compliance by the Company with certain provisions thereof.

EVENTS OF DEFAULT

  Under the Senior Indenture, the following will be Events of Defaults with respect to Senior Debt Securities of any series: (a) default in the payment of any interest or Additional Amounts payable on any Senior Debt Security of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any Senior Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture for the benefit of such series or in the Senior Debt Securities of such series, continued for 60 days after written notice as provided in the Senior Indenture;
(e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. The Trustee or the Holders of 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Senior Debt Securities of that series) of all Outstanding Senior Debt Securities of that series and the interest due thereon and Additional Amounts payable in respect thereof, if any to be due and payable immediately if an Event of Default with respect to Senior Debt Securities of such series shall occur and be continuing at the time of such declaration. At any time after a declaration of acceleration has been made with respect to Senior Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Senior Debt Securities of any series may be waived by the Holders of a majority in principal amount of all Outstanding Senior Debt Securities of that series, except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts payable on any Senior Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected.

  The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Senior Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture. Before proceeding to exercise any right or power under the Senior Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

  The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Senior Indenture.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1994 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 30, 1994 included in the 1994 Annual Report to Stockholders of the Company, and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

  With respect to unaudited interim financial information for the periods included in any of the Quarterly Reports on Form 10-Q (including any amendments applicable thereto) which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q (including any amendments applicable thereto) and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, (the "Act") for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.